EXHIBIT 99.1

AVX Corporation Announces Preliminary Third Quarter Results

GREENVILLE, S.C. – January 26, 2016 -- AVX Corporation (NYSE: AVX) today reported preliminary unaudited results for the third quarter ended December 31, 2015.

Chief Executive Officer and President, John Sarvis, stated, “We completed our third quarter of the fiscal year with net sales of $287.0 million for the quarter, reflecting some seasonality effect in the United States and Europe and overall muted global macro-economic conditions. Gross profit of $66.0 million, or 23.0%, shows solid operating results reflecting our continued focus on the sale of higher margin value-added components and cost control. While we have seen some improvement in orders for our components and interconnect devices, our customers have remained cautious when ordering components for inventory in light of the market demand. We continue to be optimistic that the continuing evolution of new electronic devices will provide growth opportunities. However, the timing for significant component and interconnect demand growth and increased consumer confidence remains uncertain.”

For the quarter ended December 31, 2015, net sales were $287.0 million compared to net sales of $321.7 million for the same quarter last year. The sales decline from the three month period ended December 31, 2014, is due to generally weaker global economic conditions and the negative impact on reported sales resulting from the strength of the U.S. Dollar versus many other currencies, as well as the reduction in sales of Kyocera Resale Connector products in the Asian region. Effective April 1, 2015, Kyocera began selling such Kyocera manufactured connectors in Asia using Kyocera’s sales force rather than having AVX resell such products in that region.

On a U.S. GAAP basis (including special charges), unaudited results include net income for the current quarter of $26.8 million, or $0.16 per diluted share, compared to net income of $39.0 million, or $0.23 per diluted share, for the quarter ended December 31, 2014. Non-GAAP net income (excluding special charges) was $29.4 million, or $0.17 per diluted share, for the quarter ended December 31, 2015. During the current quarter, such special charges consisted of a $4.0 million pre-tax charge ($2.6 million after-tax) related to ongoing litigation with respect to certain intellectual property disputes.

For the nine months ended December 31, 2015, net sales were $891.9 million compared to net sales of $1,037.7 million for the same period last year. The sales decline from the nine month period ended December 31, 2014, is due to generally weaker global economic conditions and the negative impact on reported sales resulting from the strength of the U.S. Dollar, as well as the reduction in sales of Kyocera Resale Connector products in the Asian region as noted above.

On a U.S. GAAP basis (including special charges), unaudited results include net income for the nine months ended December 31, 2015 of $90.3 million, or $0.54 per diluted share, compared to net income of $124.3 million, or $0.74 per diluted share, for the nine months ended December 31, 2014.  Non-GAAP net income (excluding special charges) was $96.8 million, or $0.57 per diluted share, for the nine months ended December 31, 2015. For the nine months ended December 31, 2015, such special charges consisted of $10.2 million in pre-tax charges ($6.5 million after-tax) related to the settlement of certain litigation involving legacy environmental issues and certain ongoing litigation with respect to intellectual property disputes.

AVX CORPORATION

GAAP to Non-GAAP Reconciliation

(unaudited)

(in thousands, except per share data)

Three Months Ended December 31,		Nine Months Ended December 31,
2014	2015	2014	2015

Including special charges (GAAP)
Net Sales	$ 321,687	$ 287,047	$ 1,037,681	$ 891,924

Net income	$ 38,953	$ 26,814	$ 124,345	$ 90,310
Diluted income per share	$ 0.23	$ 0.16	$ 0.74	$ 0.54

Excluding special charges (Non-GAAP)
Special charges (after-tax)
Litigation settlements and charges	$ -	$ 2,560	$ -	$ 6,496
Net income	$ 38,953	$ 29,374	$ 124,345	$ 96,806
Diluted income per share	$ 0.23	$ 0.17	$ 0.74	$ 0.57

In order to better understand the Company’s short-term and long-term financial trends, investors may find it helpful to consider results excluding special charges. The resulting non-GAAP financial measure provides additional information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and may be of assistance for period-over-period comparisons of such operations. Management considers the exclusion of such charges as part of its evaluation of the operating performance of the Company. Investors should consider the non-GAAP measure as a supplement to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, the non-GAAP financial measure may not be similarly titled to non-GAAP information presented by other companies.  Detail of the Company’s non-GAAP net income is provided in the table above.

Chief Financial Officer, Kurt Cummings, stated, “As a result of our financial strength we have substantial flexibility for investments in potential acquisitions, materials, equipment and people to support future growth. We have cash, cash equivalents and short and long-term investments in securities of approximately $1.0 billion and no debt. We continued to use our resources to provide value to our stockholders during the quarter by paying $17.6 million in dividends to stockholders and using $3.6 million to repurchase shares of AVX stock on the open market.

AVX, headquartered in Greenville, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION

Consolidated Condensed Statements of Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2014	2015	2014	2015
Net sales	$321,687	$287,047	$1,037,681	$891,924
Cost of sales	243,010	221,004	786,054	676,930
Gross profit	78,677	66,043	251,627	214,994
Selling, general & admin. expense	28,290	31,216	85,548	87,596
Litigation settlements and charges	-	4,000	-	10,150
Profit from operations	50,387	30,827	166,079	117,248
Other income, net	2,325	2,081	3,600	5,091
Income before income taxes	52,712	32,908	169,679	122,339
Provision (benefit) for taxes	13,759	6,094	45,334	32,029
Net income	$38,953	$26,814	$124,345	$90,310
			-
Basic income per share	$0.23	$0.16	$0.74	$0.54
Diluted income per share	$0.23	$0.16	$0.74	$0.54

Weighted average common shares outstanding:			-
Basic	168,164	167,655	168,117	167,883
Diluted	168,442	167,833	168,375	168,083

Sales in our Asian region for the quarter and nine month periods ended December 31, 2014 included $11.6 million and $40.9 million, respectively, of sales of Kyocera Resale Connector products compared to sales of $0.0 million and $1.1 million for the quarter and nine month periods ended December 31, 2015, respectively. As previously disclosed, effective April 1, 2015, Kyocera began selling such Kyocera manufactured connectors in Asia using Kyocera’s sales force rather than having AVX resell such products in that region.

AVX CORPORATION

Consolidated Condensed Balance Sheets

(unaudited)

(in thousands)

	March 31,	December 31,
	2015	2015
Assets
Cash and cash equivalents	$381,605	$425,635
Short-term investments in securities	461,901	489,757
Accounts receivable, net	188,992	152,675
Inventories	535,912	490,293
Other current assets	176,142	97,011
Total current assets	1,744,552	1,655,371
Long-term investments in securities	150,029	85,691
Property, plant and equipment, net	199,842	210,102
Goodwill and other intangibles	275,638	271,863
Other assets	88,954	118,477

TOTAL ASSETS	$2,459,015	$2,341,504

Liabilities and Stockholders' Equity
Accounts payable	$76,043	$59,946
Income taxes payable and accrued expenses	190,266	66,437
Total current liabilities	266,309	126,383
Other liabilities	60,743	50,848

TOTAL LIABILITIES	327,052	177,231

TOTAL STOCKHOLDERS' EQUITY	2,131,963	2,164,273

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,459,015	$2,341,504

This Press Release contains "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding industry prospects and future results of operations or financial position, made in this Press Release are forward-looking. The forward-looking information may include, among other information, statements concerning our outlook for fiscal year 2016, overall volume and pricing trends, potential for future growth, cost reduction and acquisition strategies and their anticipated results, expectations for research and development, and capital expenditures. There may also be other statements of expectations, beliefs, outlook, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect management's expectations and are inherently uncertain. The forward-looking information and statements in this Press Release are subject to risks and uncertainties, including those discussed in our Annual Report on Form 10-K for fiscal year ended March 31, 2015, that could cause actual results to differ materially from those expressed in or implied by the information or statements herein. Forward-looking statements should be read in context with, and with the understanding of, the various other disclosures concerning the Company and its business made elsewhere in this Press Release as well as other public reports filed by the Company with the SEC. You should not place undue reliance on any forward-looking statements as a prediction of actual results or developments.

Any forward-looking statements by the Company are intended to speak as of the date thereof. We do not intend to update or revise any forward-looking statement contained in this Press Release to reflect new events or circumstances unless and to the extent required by applicable law. All forward-looking statements contained in this Press Release constitute "forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934 and, to the extent it may be applicable by way of incorporation of statements contained in this Press Release by reference or otherwise, Section 27A of the United States Securities Act of 1933, each of which establishes a safe-harbor from private actions for forward-looking statements as defined in those statutes.

Contact:

AVX Corporation, Greenville

Kurt Cummings

864-967-9303

investor.relations@avx.com